EXHIBIT 99.1

Steelcase Reports Second Quarter Fiscal 2024 Results

  Earnings per share increased 35% compared to the prior year driven by strong improvement in gross margin
  Total liquidity strengthened by $115 million during the second quarter
  Outlook projects full year adjusted EPS of $0.80 to $0.90, significantly above fiscal 2024 target

GRAND RAPIDS, Mich., Sept. 19, 2023 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported second quarter revenue of $854.6 million, net income of $27.5 million, or $0.23 per share, and adjusted earnings per share of $0.31. In the prior year, Steelcase reported revenue of $863.3 million, net income of $19.6 million, or $0.17 per share, and adjusted earnings per share of $0.21.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q2 2024 vs. Q2 2023
	Revenue Growth (Decline)	Organic Revenue Growth (Decline)	Organic Order Decline

Americas	—%	1%	(7)%
International	(6)%	(8)%	(5)%
Steelcase Inc.	(1)%	(1)%	(7)%

Revenue decreased 1 percent in the second quarter compared to the prior year and decreased 1 percent on an organic basis, including 1 percent organic growth in the Americas and an 8 percent organic decline in International. The overall organic decline was driven by lower volume (due to lower beginning backlog and lower orders, partially offset by faster order fulfillment patterns), offset in part by higher pricing.

Orders (adjusted for the impact of an acquisition, divestitures and currency translation effects) declined 7 percent compared to the prior year. Orders declined 7 percent in the Americas and 5 percent in International. In the Americas, orders reflected a decline in project business, partially offset by double-digit growth in continuing business. In International, growth in Asia Pacific partially offset declines in EMEA. On a consolidated basis, orders declined 5 percent sequentially versus the first quarter, which is consistent with the seasonal decrease in the prior year.

"We delivered better than expected revenue and earnings in a dynamic environment due primarily to continued improvement in our order fulfillment patterns and pricing benefits," said Sara Armbruster, president and CEO. "Through the first half of the year, although project activity has softened, we've seen strong growth in our continuing business as customers make investments to refresh their existing spaces."

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	August 25, 2023	August 26, 2022	August 25, 2023	August 26, 2022
Americas	$60.0	$37.6	$63.3	$43.4
International	(19.0)	(8.7)	(10.0)	(7.6)
Steelcase Inc.	$41.0	$28.9	$53.3	$35.8

Operating income of $41.0 million in the second quarter was 4.8 percent of revenue, which represented an increase of $12.1 million, or an improvement of 150 basis points, compared to the prior year. Adjusted operating income of $53.3 million in the second quarter (which excludes $7.9 million of restructuring costs and $4.4 million of amortization of purchased intangible assets) represented an increase of $17.5 million compared to the prior year, with a $19.9 million improvement in the Americas partially offset by a $2.4 million decline in International. The increase in the Americas was primarily driven by improved gross margin, while the decrease in International was primarily driven by lower revenue and higher operating expenses, which more than offset improved gross margin.

"The macro-economic environment across our international markets has been mixed, which led us to take the previously announced restructuring actions in the International segment," said Dave Sylvester, senior vice president and CFO. "As the projected benefits of those actions become more fully realized in the third and fourth quarters and volume is anticipated to seasonally improve, we expect our adjusted operating results for the second half of the year in International to approach breakeven."

Gross margin of 33.2 percent in the second quarter represented an increase of 410 basis points compared to the prior year and reflected a 430 basis point improvement in the Americas and a 300 basis point improvement in International. The improvements were primarily driven by higher pricing benefits of approximately $80 million and operational improvements, partially offset by the impacts of lower volume.

Operating expenses of $235.9 million in the second quarter represented an increase of $14.5 million compared to the prior year. The increase was primarily driven by $14.6 million of higher variable compensation expense, partially offset by $5.1 million of gains primarily related to the sale of an aircraft and other aviation assets.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $314.5 million at the end of the second quarter, representing an increase of $114.6 million from the end of the first quarter. Total debt was $451.1 million. Trailing four quarter adjusted EBITDA of $251.0 million (or 7.8 percent of revenue) represented an increase of 63 percent compared to the prior year.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before October 13, 2023, to shareholders of record as of October 3, 2023.

Outlook

At the end of the second quarter, the company’s backlog of customer orders was approximately $700 million, which was 26 percent lower than the prior year. Backlog in the prior year was 38 percent higher than at the end of the second quarter of fiscal 2022 in part due to the impacts of supply chain disruptions and extended delivery timeframes. As a result, the company expects third quarter fiscal 2024 revenue to be in the range of $780 to $805 million. The company reported revenue of $826.9 million in the third quarter of fiscal 2023. The projected revenue range translates to a decline of 3 to 6 percent, including on an organic basis, compared to the prior year.

The company expects to report earnings per share of between $0.19 to $0.23 for the third quarter of fiscal 2024 and adjusted earnings per share of between $0.23 to $0.27. The company reported earnings per share of $0.10 and adjusted earnings per share of $0.20 in the third quarter of fiscal 2023.

The third quarter estimates include:

  gross margin of approximately 32 percent (compared to 28.8 percent in the prior year), projected operating expenses of between $215 to $220 million, which includes $4 million of amortization of purchased intangible assets and $10 million of expected gains from the sale of fixed assets, projected interest expense, investment income and other income, net, of approximately $4 million and a projected effective tax rate of 26 percent.

For fiscal 2024, the company expects a modest organic revenue decline compared to fiscal 2023 and significantly improved adjusted earnings per share of between $0.80 to $0.90. The company reported adjusted earnings per share of $0.56 in fiscal 2023.

“Based on the strength of our first half results and current market conditions, we expect our full year adjusted earnings to finish above the target we set at the beginning of the year,” said Sara Armbruster. "Our improved operating results and strengthened liquidity provide capital to invest in our strategy and are supportive of our goal to drive shareholder value. More companies are issuing return to office mandates, and we're optimistic that our demand levels will improve as customers seek our help to evolve their workplaces to engage, connect, and work better for their employees."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 25,	August 26,	% Change	August 25,	August 26,	% Change
	2023	2022		2023	2022

Revenue
Americas (1)	$679.3	$677.0	—%	$1,252.1	$1,220.8	3%
International (2)	175.3	186.3	(6)%	354.4	383.2	(8)%
Steelcase Inc.	$854.6	$863.3	(1)%	$1,606.5	$1,604.0	—%

Revenue mix
Americas	79.5%	78.4%		77.9%	76.1%
International	20.5%	21.6%		22.1%	23.9%

Operating income (loss)
Americas	$60.0	$37.6		$79.8	$26.9
International	(19.0)	(8.7)		(31.5)	(10.6)
Steelcase Inc.	$41.0	$28.9		$48.3	$16.3

Operating margin	4.8%	3.3%		3.0%	1.0%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a comprehensive portfolio of furniture, architectural, textile and surface imaging products that are marketed to corporate, government, healthcare, education and retail customers primarily through the Steelcase, AMQ, Coalesse, Designtex, HALCON, Orangebox, Smith System and Viccarbe brands.
  The International segment serves customers in EMEA and Asia Pacific with a comprehensive portfolio of furniture and architectural products that are marketed to corporate, government, education and retail customers primarily through the Steelcase, Coalesse, Orangebox, Smith System and Viccarbe brands.
QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q2 2024 vs. Q2 2023
(Unaudited)
	Steelcase Inc.	Americas	International

Q2 2023 revenue	$863.3	$677.0	$186.3
Acquisition	2.1	2.1	—
Divestitures	(5.7)	(3.8)	(1.9)
Currency translation effects	5.0	(1.1)	6.1
Q2 2023 revenue, adjusted	864.7	674.2	190.5
Q2 2024 revenue	854.6	679.3	175.3
Organic growth (decline) $	$(10.1)	$5.1	$(15.2)
Organic growth (decline) %	(1)%	1%	(8)%

ADJUSTED EARNINGS PER SHARE
(Unaudited)	(Unaudited)
	Three Months Ended
	August 25, 2023	August 26, 2022
Earnings per share	$0.23	$0.17
Amortization of purchased intangible assets, per share	0.03	0.05
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	0.07	—
Income tax effect of restructuring costs, per share	(0.01)	—
Adjusted earnings per share	$0.31	$0.21

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	November 25, 2022	February 24, 2023	May 26, 2023	August 25, 2023	August 25, 2023
Net income	$11.4	$15.7	$1.5	$27.5	$56.1
Income tax expense	5.2	8.7	1.4	9.5	24.8
Interest expense	7.6	7.2	6.6	6.6	28.0
Depreciation and amortization	23.5	22.8	20.4	21.3	88.0
Share-based compensation	2.1	3.6	13.7	4.2	23.6
Restructuring costs	10.6	3.9	8.1	7.9	30.5
Adjusted EBITDA	$60.4	$61.9	$51.7	$77.0	$251.0

Revenue	$826.9	$801.7	$751.9	$854.6	$3,235.1
Adjusted EBITDA as a percentage of revenue	7.3%	7.7%	6.9%	9.0%	7.8%

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	November 26, 2021	February 25, 2022	May 27, 2022	August 26, 2022	August 26, 2022
Net income (loss)	$9.6	$(2.2)	$(11.4)	$19.6	$15.6
Income tax expense (benefit)	2.4	1.2	(4.4)	6.8	6.0
Interest expense	6.5	6.4	6.4	7.2	26.5
Depreciation and amortization	21.0	21.0	20.2	23.5	85.7
Share-based compensation	(2.0)	2.5	12.0	3.1	15.6
Restructuring costs	—	—	4.2	0.5	4.7
Adjusted EBITDA	$37.5	$28.9	$27.0	$60.7	$154.1

PROJECTED ORGANIC REVENUE DECLINE
Q3 2024 vs. Q3 2023
Steelcase Inc.

Q3 2023 revenue	$826.9
Divestitures	(12.0)
Currency translation effects	13.5
Q3 2023 revenue, adjusted	828.4
Q3 2024 revenue, projected	780 - 805
Organic decline $	$(48) - (23)
Organic decline %	(6)% - (3)%

PROJECTED ADJUSTED EARNINGS PER SHARE
	Three Months Ended		Twelve Months Ended
	November 24, 2023	November 25, 2022	February 23, 2024	February 24, 2023
Earnings per share	$0.19 - 0.23	$0.10	$0.56 - 0.66	$0.30
Amortization of purchased intangible assets, per share	0.04	0.05	0.15	0.19
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.02)	(0.04)	(0.05)
Restructuring costs, per share	0.01	0.09	0.17	0.16
Income tax effect of restructuring costs, per share	—	(0.02)	(0.04)	(0.04)
Adjusted earnings per share	$0.23 - 0.27	$0.20	$0.80 - 0.90	$0.56

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 25, 2023		August 26, 2022		August 25, 2023		August 26, 2022
Revenue	$854.6	100.0%	$863.3	100.0%	$1,606.5	100.0%	$1,604.0	100.0%
Cost of sales	569.8	66.7	612.5	70.9	1,085.7	67.6	1,160.7	72.4
Restructuring costs	1.4	0.1	—	—	2.8	0.2	0.9	—
Gross profit	283.4	33.2	250.8	29.1	518.0	32.2	442.4	27.6
Operating expenses	235.9	27.6	221.4	25.7	456.5	28.4	422.3	26.3
Restructuring costs	6.5	0.8	0.5	0.1	13.2	0.8	3.8	0.3
Operating income	41.0	4.8	28.9	3.3	48.3	3.0	16.3	1.0
Interest expense	(6.6)	(0.8)	(7.2)	(0.8)	(13.2)	(0.8)	(13.6)	(0.8)
Investment income	0.8	0.1	0.3	—	1.3	0.1	0.4	—
Other income, net	1.8	0.2	4.4	0.6	3.5	0.2	7.5	0.5
Income before income tax expense	37.0	4.3	26.4	3.1	39.9	2.5	10.6	0.7
Income tax expense	9.5	1.1	6.8	0.8	10.9	0.7	2.4	0.2
Net income	$27.5	3.2%	$19.6	2.3%	$29.0	1.8%	$8.2	0.5%

Operating income	$41.0	4.8%	$28.9	3.3%	$48.3	3.0%	$16.3	1.0%
Amortization of purchased intangible assets	4.4	0.5	6.4	0.7	8.7	0.5	10.2	0.6
Restructuring costs	7.9	0.9	0.5	0.1	16.0	1.0	4.7	0.3
Adjusted operating income	$53.3	6.2%	$35.8	4.1%	$73.0	4.5%	$31.2	1.9%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 25, 2023		August 26, 2022		August 25, 2023		August 26, 2022
Revenue	$679.3	100.0%	$677.0	100.0%	$1,252.1	100.0%	$1,220.8	100.0%
Cost of sales	443.4	65.3	471.1	69.6	832.0	66.5	874.9	71.6
Restructuring costs	—	—	—	—	0.6	—	0.9	0.1
Gross profit	235.9	34.7	205.9	30.4	419.5	33.5	345.0	28.3
Operating expenses	175.8	25.9	167.8	24.7	338.9	27.0	314.3	25.8
Restructuring costs	0.1	—	0.5	0.1	0.8	0.1	3.8	0.3
Operating income	60.0	8.8	37.6	5.6	79.8	6.4	26.9	2.2
Amortization of purchased intangible assets	3.2	0.5	5.3	0.7	6.3	0.5	7.9	0.6
Restructuring costs	0.1	—	0.5	0.1	1.4	0.1	4.7	0.4
Adjusted operating income	$63.3	9.3%	$43.4	6.4%	$87.5	7.0%	$39.5	3.2%

International
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 25, 2023		August 26, 2022		August 25, 2023		August 26, 2022
Revenue	$175.3	100.0%	$186.3	100.0%	$354.4	100.0%	$383.2	100.0%
Cost of sales	126.4	72.1	141.4	75.9	253.7	71.6	285.8	74.6
Restructuring costs	1.4	0.8	—	—	2.2	0.6	—	—
Gross profit	47.5	27.1	44.9	24.1	98.5	27.8	97.4	25.4
Operating expenses	60.1	34.3	53.6	28.8	117.6	33.2	108.0	28.2
Restructuring costs	6.4	3.6	—	—	12.4	3.5	—	—
Operating loss	(19.0)	(10.8)	(8.7)	(4.7)	(31.5)	(8.9)	(10.6)	(2.8)
Amortization of purchased intangible assets	1.2	0.7	1.1	0.6	2.4	0.7	2.3	0.6
Restructuring costs	7.8	4.4	—	—	14.6	4.1	—	—
Adjusted operating loss	$(10.0)	(5.7)%	$(7.6)	(4.1)%	$(14.5)	(4.1)%	$(8.3)	(2.2)%

Webcast
Steelcase will discuss second quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of operations, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth (decline), (2) adjusted operating income (loss), (3) adjusted earnings per share and (4) adjusted EBITDA. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth (Decline)
The company defines organic revenue growth (decline) as revenue growth (decline) excluding the impact of acquisitions and divestitures and foreign currency translation effects. Organic revenue growth (decline) is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company's acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue. The company believes organic revenue growth (decline) is a meaningful metric to investors as it provides a more consistent comparison of the company's revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings Per Share
The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets and restructuring costs. The company defines adjusted earnings per share as earnings per share, on a diluted basis, excluding amortization of purchased intangible assets and restructuring costs, net of related income tax effects.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers. As the company's business strategy in recent years has included an increased number of acquisitions, intangible asset amortization has become more significant.

Restructuring costs: Restructuring costs may be recorded as the company's business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs, which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA
The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation and restructuring costs. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company's lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.

Established in 1912, Steelcase is a global design and thought leader in the world of work. We help people do their best work by creating places that work better. Along with more than 35 creative and technology partner brands, we research, design and manufacture furnishings and solutions for the many places where work happens — including learning, health and work from home. Our solutions come to life through our community of expert Steelcase dealers in approximately 770 locations, as well as our online Steelcase store and other retail partners. Founded in Grand Rapids, Michigan, Steelcase is a publicly traded company with fiscal year 2023 revenue of $3.2 billion. With 12,000 global employees and our dealer community, we come together for people and the planet — using our business to help the world work better.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 25, 2023	August 26, 2022	August 25, 2023	August 26, 2022
Revenue	$854.6	$863.3	$1,606.5	$1,604.0
Cost of sales	569.8	612.5	1,085.7	1,160.7
Restructuring costs	1.4	—	2.8	0.9
Gross profit	283.4	250.8	518.0	442.4
Operating expenses	235.9	221.4	456.5	422.3
Restructuring costs	6.5	0.5	13.2	3.8
Operating income	41.0	28.9	48.3	16.3
Interest expense	(6.6)	(7.2)	(13.2)	(13.6)
Investment income	0.8	0.3	1.3	0.4
Other income, net	1.8	4.4	3.5	7.5
Income before income tax expense	37.0	26.4	39.9	10.6
Income tax expense	9.5	6.8	10.9	2.4
Net income	$27.5	$19.6	$29.0	$8.2

Earnings per share:
Basic	$0.23	$0.17	$0.24	$0.07
Diluted	$0.23	$0.17	$0.24	$0.07
Weighted average shares outstanding - basic	118.8	117.2	118.4	117.0
Weighted average shares outstanding - diluted	119.1	117.7	118.6	117.5

Dividends declared and paid per common share	$0.100	$0.145	$0.200	$0.290

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)
	(Unaudited)
	August 25, 2023	February 24, 2023
ASSETS
Current assets:
Cash and cash equivalents	$153.6	$90.4
Accounts receivable, net of allowance of $6.9 and $6.5	372.9	373.3
Inventories	271.0	319.7
Prepaid expenses	38.4	28.9
Assets held for sale	19.3	29.0
Other current assets	46.0	42.7
Total current assets	901.2	884.0

Property, plant and equipment, net of accumulated depreciation of $1,114.0 and $1,088.6	365.3	376.5
Company-owned life insurance ("COLI")	160.9	157.3
Deferred income taxes	118.9	117.3
Goodwill	277.3	276.8
Other intangible assets, net of accumulated amortization of $106.9 and $97.6	103.7	111.2
Investments in unconsolidated affiliates	54.6	51.1
Right-of-use operating lease assets	183.9	198.3
Other assets	32.8	30.3
Total assets	$2,198.6	$2,202.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$227.0	$203.5
Short-term borrowings and current portion of long-term debt	5.2	35.7
Current operating lease obligations	47.3	44.7
Accrued expenses:
Employee compensation	116.0	120.0
Employee benefit plan obligations	28.2	31.2
Accrued promotions	18.6	26.7
Customer deposits	52.6	50.8
Other	95.0	90.7
Total current liabilities	589.9	603.3

Long-term liabilities:
Long-term debt less current maturities	445.9	445.5
Employee benefit plan obligations	97.2	103.0
Long-term operating lease obligations	153.0	169.9
Other long-term liabilities	59.5	54.9
Total long-term liabilities	755.6	773.3
Total liabilities	1,345.5	1,376.6

Shareholders’ equity:
Additional paid-in capital	34.6	19.4
Accumulated other comprehensive income (loss)	(65.9)	(72.5)
Retained earnings	884.4	879.3
Total shareholders’ equity	853.1	826.2
Total liabilities and shareholders’ equity	$2,198.6	$2,202.8

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Six Months Ended
	August 25, 2023	August 26, 2022
OPERATING ACTIVITIES
Net income	$29.0	$8.2
Depreciation and amortization	41.7	43.7
Share-based compensation	18.5	15.6
Restructuring costs	16.0	4.7
Other	(8.5)	(2.4)
Changes in operating assets and liabilities:
Accounts receivable	2.7	(83.6)
Inventories	48.6	(67.4)
Income taxes receivable	(6.8)	22.2
Other assets	(3.3)	(21.2)
Accounts payable	22.5	33.5
Employee compensation liabilities	(17.9)	1.3
Employee benefit obligations	(10.9)	(18.6)
Customer deposits	1.8	(10.8)
Accrued expenses and other liabilities	(2.2)	0.4
Net cash provided by (used in) operating activities	131.2	(74.4)

INVESTING ACTIVITIES
Capital expenditures	(24.3)	(28.9)
Proceeds from disposal of fixed assets	15.7	5.6
Acquisitions, net of cash acquired	—	(105.4)
Other	(1.3)	13.4
Net cash used in investing activities	(9.9)	(115.3)

FINANCING ACTIVITIES
Dividends paid	(23.9)	(34.0)
Borrowings on global committed bank facility	69.0	266.8
Repayments on global committed bank facility	(69.0)	(187.0)
Repayments on note payable	(32.2)	—
Other	(1.6)	(2.5)
Net cash (used in) provided by financing activities	(57.7)	43.3
Effect of exchange rate changes on cash and cash equivalents	(0.2)	(2.0)
Net increase (decrease) in cash, cash equivalents and restricted cash	63.4	(148.4)
Cash and cash equivalents and restricted cash, beginning of period (1)	97.2	207.0
Cash and cash equivalents and restricted cash, end of period (2)	$160.6	$58.6

(1) These amounts include restricted cash of $6.8 and $6.1 as of February 24, 2023 and February 25, 2022, respectively.

(2) These amounts include restricted cash of $7.0 and $6.4 as of August 25, 2023 and August 26, 2022, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  Restricted cash is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
SC-ERR